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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

     Foundation for the International Non-Governmental Development of Space, a Delaware not-for-profit corporation
              (Last)                  (First)                  (Middle)

      2000 L Street, N.W., Suite 200
                          (Street)

     Washington                         D.C.                    20036
              (City)                   (State)                 (Zip)

2.  Date of Event Requiring Statement
    (Month/Day/Year)

     May 30, 2000


3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

     CAPSULE COMMUNICATIONS, INC. (CAPS)


5.  Relationship of Reporting Person(s) to Issuer
                (Check all applicable)
          Director                           X  10% Owner
    ---                                         ----
          Officer (give title below)        Other (specify below)
    ---                                         ----

         ------------------------

6.  If Amendment, Date of Original (Month/Year)


7.  Individual or Joint/Group Reporting
            (check applicable line)
      X    Form Filed by One Reporting Person
     ----
           Form Filed by More than One Reporting Person
     ----

Table I-Non-Derivative Securities Beneficially Owned

1. Title of Security      2. Amount of Securities       3. Ownership Form
    (Instr. 3)               Beneficially Owned            Direct (D) or
                                 (Instr.4)                 Indirect (I)
                                                            (Instr. 5)
    Common Stock                2,164,833                      D




*If the form is filed by more than one reporting person, see instruction
 4(b)(v).
                                                                (Over)
                                                                 Page 1 of 2

Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)


2. Date Exercisable and Expiration Date (Month/Day/Year)

   Date Exercisable       Expiration Date
   ----------------       ---------------

3.  Title and Amount of Underlying Securities (Instr. 4)

    Title                    Amount or Number of Shares
    -----                    --------------------------

4. Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security Direct (D)or Indirect (I) (Instr. 5)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:


                        FOUNDATION FOR THE INTERNATIONAL
                        N0N-GOVERNMENTAL DEVELOPMENT OF SPACE

                     By:
                        -----------------------------------     ------------
                      **Signature of Reporting Person            Date
                        Walt Anderson, President


** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                           Page 2 of 2

